UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HANMI FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HANMI FINANCIAL CORPORATION

Proxy Statement

Errata Sheet

The errata sheet filed on April 29, 2026 to the proxy statement for the Hanmi Financial Corporation 2026 annual meeting of stockholders (the “annual meeting”), dated April 15, 2026 incorrectly identified the effect of abstentions on the proposals presented at the annual meeting. The treatment of abstentions was correctly stated in the proxy statement dated April 15, 2026.

Abstentions will be counted for determining a quorum. Abstentions will have the effect of a vote “against” the election of directors in Proposal 1, the advisory (non-binding) vote to approve the compensation of NEOs in Proposal 2, the approval of the ESPP in Proposal 3 and the ratification of our independent registered public accounting firm in Proposal 4.

The changes noted above will not impact any shares that were previously voted in favor of or against any of the proposals or for individuals that submitted an abstention.